EXHIBIT 10.2

SERIES B PERFERRED TERMINATION, CONSULTING AGREEMENT MODIFICATION AND SETTLEMENT AGREEMENT

This Series B Preferred Termination, Consulting Agreement Modification and Settlement Agreement (this “Agreement”) is made as of this 26th  day of October, 2015, by and between Signal Point Holdings  Corp., a company duly organized under the laws of the State of Delaware (“SPHC”) and RoomLinx Inc. (“RMLX”), a company duly organized under the laws of Nevada (collectively “Company”), having a principal place of business Continental Plaza 433 Hackensack Avenue, Hackensack, NJ  07601, and Robert DePalo, having an office at One Beech Tree Lane, Brookville, NY 11545 (the "Shareholder"). This Agreement refers to Company and Shareholder individually as a “Party,” and to both entities collectively as the “Parties.”

WHEREAS, Shareholder and SPHC are parties to that certain Series B Preferred Stock (“Stock”) to which Shareholder is the sole owner;

WHEREAS, RMLX was obligated to adopt the Stock pursuant to an agreement dated March 23, 2015 but has not done so as of the date of this Agreement;

WHEREAS, Shareholder and the Company are Parties to a consulting agreement, dated January 9, 2014 (“Consulting Agreement”), whereby Shareholder provides financial, business and other advice to the Company;

WHEREAS, the Company suspended payment and consulting services under the Consulting Agreement and accrued for payments on its books;

WHEREAS, the Company acknowledges that it owes payments in arrears since May 2015 and through its term under the Consulting Agreement;

WHEREAS, Shareholder and Company agree that that payments accrued by the Company under the Consulting Agreement are due and owing;

WHEREAS, Shareholder and the Company have agreed to accrue the payments owed in arrears and the future payments owed under the Consulting Agreement until the earlier of i) a written agreement executed by Shareholder and Company, or ii) the Closing of $8 Million in Debt or Equity by the Company.

WHEREAS, the Parties desire to terminate the Series B Preferred and settle any claims associated with the Dividends and the Consulting Agreement;

WHEREAS, the Parties desire to amicably resolve the disputes identified in this Agreement on the terms described below, without any admission of liability or fault on the part of either Party;

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth below, the Parties hereby agree as follows:

AGREEMENT

1.	Settlement. In exchange for the mutual releases detailed in Section 2 below, the Parties agree:

a.     Consulting Agreement Monthly Payments to Shareholder.  The Company agrees that the Consulting Agreement is a binding contract and lawful debt between the Company and Shareholder as per its terms.     Commencing October 19, 2015, until the expiration of the Consulting Agreement, Company shall owe Shareholder the monthly sum of $17,500.00 (the “Monthly Payment”).  Shareholder and Company agree to accrue Shareholder’s Monthly Payment obligations until the earlier of either (1) the Parties mutually agree otherwise in writing or (2) the Company closes on a funding event of at least $8,000,000.00 (“Funding Event”).  Upon the occurrence of either of the foregoing events, the Company shall resume making Monthly Payments and it will pay all accrued and outstanding Monthly Payments within ten (10) business days of such Funding Event and thereafter make Monthly Payments via wire transfer to Shareholder’s designated account the monthly sum of $17,500.00.

a.     Termination of Series B Preferred Stock.  The Parties hereby agree that the Series B Preferred will be cancelled immediately.  Upon cancellation, Roomlinx, Inc. (the Public Entity or its Successor) shall immediately modify its Corporate Charter and Certificate of Designation to reflect the following:  (i) Roomlinx, Inc. will not facilitate a Reverse Stock Split without a vote of approval from at least 51% of the common stock holders; (ii) for a period of two (2) years the Company will not issue any class of stock with super majority voting rights; and, (iii) Shareholder will have the right to appoint one (1) Board Member to the Company’s Board of Directors, provided, however, such Board Member shall not be a relative of Mr. DePalo by marriage or otherwise and shall be independent of Mr. DePalo. The Parties hereby agree that the Stock is hereby terminated in its entirety.  Shareholder shall surrender any certificates associated with the stock or certify their destruction in document acceptable to the Company.  Shareholder shall take whatever actions are necessary and execute any documents necessary to effectuate the termination of the Stock. As of the date of this Agreement all obligations of the Company under the Stock are null and void.

b.     Payment of Attorney’s Fees. Within ten (10) business days of the execution of this Agreement, the Company shall pay immediately by wire transfer to Shareholder’s attorney, Peter R. Ginsberg Law, LLC, attorney’s fees in the amount of, $25,000.00 which represents legal fees related to the Consulting Agreement breaches and breaches to Brookville and Veritas.

2.	Mutual Releases and Indemnification.

a.	Past and Present Claims. In exchange for the mutual obligations set forth in Section 1 above, the Parties agree:

i.
Company, on its own behalf and on behalf of its past, present, and future shareholders, members, principals, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns (“Company Releasing Parties”) hereby releases Elliot Lutzker, Davidoff Hutcher and Citron LLP, Shareholder (i.e., Robert DePalo), Rosemarie DePalo, employees, agents, representatives, attorneys, successor, heirs, executors, and assigns (“Shareholder Released Parties”) from any and all legal, equitable, or other statutory and common law claims by and between Company Releasing Parties, on the one hand, and Shareholder Released Parties, on the other, whether known or unknown, suspected or unsuspected, existing at any time up to the Effective Date, that in any way arise out of or relate to the Stock or payment of any dividends thereunder or the Consulting Agreement.

ii.
Shareholder, on its employees, agents, representatives, attorneys, successors, heirs, executors, and assigns (“Shareholder Releasing Parties”), hereby releases Company and Roomlinx, Inc., and their respective past, present, and future shareholders, members, principals, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns, Andrew Bressman, Aaron Dobrinsky, Chris Broderick, Anna Setola and Steve Vella (“Company Released Parties”) from any and all legal, equitable, or other statutory and common law claims by and between Shareholder Releasing Parties, on the one hand, and Company Released Parties and, on the other, whether known or unknown, suspected or unsuspected, existing at any time up to the Effective Date, that in any way arise out of or relate to the Stock or payments of dividends thereunder, including any obligation to adopt the Stock on the part of Roomlinx, Inc.

b.	Future Claims. The Parties acknowledge that this Agreement does not release any prospective claims by and between the Parties arising from the Consulting Agreement or this Agreement.

3.	Notices.

a.
Notices.  The Company hereby designates Aaron Dobrinsky to act on behalf of the Company with respect to any correspondence and/or notices between the Company and the Shareholder.  All notices or other communications to be given or that may be given by either Party to the other shall be deemed to have been duly given when made in writing and delivered in person; delivery by a nationally recognized overnight courier service; sent by United States mail, postage prepaid, certified, return receipt requested; or sent via facsimile with confirmation of receipt with a copy to follow through the United States mail as required above, in each case addressed as follows:

If to Company:	Attention: Aaron Dobrinsky
Signal Point Communications
433 Hackensack Ave, 6th Floor
Hackensack, New Jersey 07601

With a copy to:	Attention: Legal Department
Signal Point Communications
433 Hackensack Ave, 6th Floor
Hackensack, New Jersey 07601

If to Shareholder:	Attention: Robert A. DePalo
One Beech Tree Lane
Brookville, NY 11545

With a copy to: Peter R. Ginsberg, Esq.
Peter R. Ginsberg Law, LLC
80 Pine Street, 33rd Floor
New York, NY 10005

b.
Timing of Delivery.  All such notices or communications shall be deemed given as follows:  (i) if personally delivered, delivered by a nationally recognized overnight courier service, or sent via facsimile with confirmation of receipt with a copy to follow by United States mail, on the date so delivered; or (ii) if mailed by United States mail, postage prepaid, certified, return receipt requested, five (5) calendar days after the date so mailed or on the date the return receipt is signed, whichever is earlier.  The address to which notices or communications may be given to either Party may be changed by written notice given by one Party to the other pursuant to this Section.

4.	Dispute Resolution.

a.
Pursuit of Legal and Equitable Remedies.  If a dispute under this Agreement or the Consulting Agreement cannot be resolved between the Parties within thirty (30) days’, a Party may seek all available legal and equitable remedies.  This Agreement shall be governed by the laws of the State of New York, without regard to any conflict of law provisions.  Jurisdiction and venue for any such claims shall lie exclusively with state or federal courts with jurisdiction in New York, New York.

b.
Waiver Of Jury Trial.  The Shareholder and Company agree that neither of them nor any assignee or successor shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of, this agreement, any related instruments, any collateral or the dealings or the relationship between them, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived.  The provisions of this paragraph have been fully discussed by the Shareholder and the Company and these provisions shall be subject to no exceptions.  Neither the Shareholder nor the Company has agreed with or represented to the other that the provisions of this paragraph will not be fully enforced in all instances.

c.	Waiver Of Defenses. The Company waives all past and future defenses with relation to the Consulting Agreement and non payment of the same.

5.	Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Agreement after the expiration of ten (10) business days’ notice:

a.	Company fails to pay any Monthly Payment within ten (10) days of becoming due and payable, plus any notice and cure period; or

b.	Any covenant, agreement or condition in this Agreement is not fully and timely performed, observed or kept, subject to any applicable grace or cure period.

6.	Remedies. Upon the occurrence of an Event of Default, Shareholder may at any time thereafter exercise any one or more of the following rights, powers and remedies:

a.
Shareholder may accelerate the principal amount due and owing to Shareholder under this Agreement and the Consulting Agreement and declare such unpaid principal balance plus accrued but unpaid interest at once due and payable, and upon such declaration the same shall at once be due and payable; and

b.
Enforce the provisions of this Agreement and/or the Consulting Agreement by legal proceedings for the specific performance of any covenant or agreement contained herein or therein or for the enforcement of any other appropriate legal or equitable remedy, and the prevailing Party may recover damages caused by any breach by the other Party of the provisions of this Agreement or the Consulting Agreement, including court costs, reasonable out-of-pocket attorney’s fees and other reasonable out-of-pocket costs and expenses incurred in the enforcement of the obligations of the Company under this Agreement.

7.
Inspection.   The Company agrees to meet with the Shareholder / Consultant  no less than one day a week and shall permit the Shareholder and/or its designees to discuss the affairs, finances and accounts of the Company with its officers, representatives and its accountants upon prior written notice of not less than five (5) business days (except upon the occurrence of an Event of Default), to examine and make copies of and take abstracts from the books and records of the Company.  If any of the Company's properties, books or records is in the possession of a third party, the Company shall promptly upon Shareholder’s request, but no later than five (5) business days following each such request, authorize that third party to permit the Shareholder or its agents to have access to perform inspections or audits and to respond to the Shareholder's requests for information concerning such properties, books and records.

8.
Material Non-Public Information. Shareholder hereby acknowledges that some of the information disclosed pursuant to the terms of this Agreement may be deemed material non-public information in accordance with the requirements of the Securities and Exchange Commission (the “SEC”).  Shareholder acknowledges that they shall be liable for any violations of the SEC Insider Trading laws and shall indemnify the Company, Roomlinx, Inc. and the Corporate Guarantor and its principal officers to the fullest extent permitted by law for any claims, losses or damages arising from such violations.  The obligation to indemnify hereunder shall survive the termination of this Agreement.

9.	Voluntary Agreement. This Agreement is given voluntarily and without any duress or undue influence on the part of any person, firm, or corporation.

10.
Compromise.  This Agreement compromises and settles claims that are denied and contested. Nothing in this Agreement shall be construed to be an admission by any Party to this Agreement. Each of the Parties denies any liability in connection with any claim and intends hereby solely to avoid litigation. This Agreement shall not be used in any way as evidence against any Party, except for the enforcement of this Agreement.

11.
Successors and Assigns.  The Parties make this Agreement for the benefit of themselves and their past, present, and future agents, representatives, shareholders, principals, attorneys, affiliates, parent corporations, subsidiaries, officers, directors, employees, predecessors, successors, heirs, executors, or assigns.

12.
Waivers.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided therein or by law or in equity.

13.
Severability.  If for any reason any provision of this Agreement is determined to be invalid or unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable.  If a Court declines to amend this Agreement as provided herein, the remaining provisions of this Agreement nevertheless shall be construed, performed, and enforced as if the invalidated or unenforceable provision had not been included in the text of the Agreement.

14.
Authority.  Each Party hereby warrants and represents that it has the authority to enter into this Agreement and is the sole and lawful owner of all rights, title, and interest in and to all matters that each such Party released pursuant to Section 2, and that it has not previously assigned or transferred, or purported to assign or transfer, any of the released matters, in whole or in part, to any other person or entity.

15.
Signatures.  The Parties hereby manifest their assent to the terms of this Agreement by their signatures below. The undersigned represent that they are authorized to execute this Agreement on behalf of the Party on whose behalf they sign. Each of the Parties represents that it has read this Agreement, has had an opportunity to consult with counsel, and signs this Agreement voluntarily on its own behalf.

16.
Entire Agreement.  This Agreement (with all Exhibits attached hereto) contains the entire agreement between the Parties hereto, and supersedes any prior agreement, promise, or understanding related hereto.  No representations, inducements, promises, or agreements, oral or written, between the Parties not embodied herein, shall be of any force or effect.

17.	Amendment of Agreement. This Agreement may be amended, modified, or waived only by a written instrument signed by the Parties hereto.

18.
Headings.  The headings used in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Agreement nor the intent of any provision thereof.

19.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Executed counterparts may be exchanged by facsimile transmission or in .pdf format via electronic mail to counsel for the Parties.

IN WITNESS THEREOF, the Parties affix their signatures hereto:

COMPANY:
ROOMLINX, INC., AND SIGNAL SHARE HOLDINGS CORP.

BY: /s/ Aaron Dobrinsky
AARON DOBRINSKY, CEO

SHAREHOLDER	CONSULTANT

/s/ Robert P. DePalo	/s/ Robert P. DePalo
Robert P. DePalo	Robert P. DePalo

EXHIBIT A

CONSULTING AGREEMENT